                                                              EXHIBIT 99.K(iii)
                        SHAREHOLDER SERVICING AGREEMENT
                        -------------------------------

          AGREEMENT (the "Agreement") made as of June 16, 1994, between THE BRAZIL FUND, INC., a Maryland corporation, having its principal place of business at 345 Park Avenue, New York, New York 10154 (the "Fund") and SCUDDER SERVICE CORPORATION ("Service Corporation"), a Massachusetts corporation having its principal place of business at Two International Place, Boston, Massachusetts 02110.

          WHEREAS, the Fund has determined that it is in the best interests of the Fund to establish a toll-free "800" number and to provide personnel to respond to certain inquiries regarding the Fund (as more fully described below, the "Service"); and

          WHEREAS, Service Corporation will initiate and provide the Service on behalf of the Fund;

          NOW, THEREFORE,  it is agreed as follows:

          1. The Fund hereby employs Service Corporation to provide, and Service Corporation hereby agrees to provide, the Service. In accordance with procedures established from time to time, Service Corporation agrees that the Service consists of responding to telephone inquiries from shareholders and others about the Fund and providing certain information via an audio response system.

          2. For the performance by Service Corporation pursuant to this Agreement, the Fund agrees to pay a fee and reimburse Service Corporation for reasonable out-of-pocket expenses and advances as set out in the fee schedule attached hereto and made a part hereof. Such fee schedule may be amended from time to time subject to the approval of a majority of the Directors of the Fund who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Fund.

          3. In addition to the fee paid under Section 2 above, the Fund agrees to reimburse Service Corporation for reasonable out-of-pocket expenses or advances incurred by Service Corporation for the items set out in the fee schedule agreed to by both parties in writing. Such out-of-pocket expenses shall include, but shall not be limited to, the Fund's allocable portion of (i) the initial start-up costs of setting up the Service; (ii) the usage costs charged by the telephone company for maintaining the Service; and (iii) telephone and postage costs incurred in connection with providing the Service. In addition, any other expenses incurred by Service Corporation at the request or with the consent of the Fund will be reimbursed by the Fund.

          4. The Fund agrees to pay all fees and reimbursable expenses promptly, the terms, method and procedures for which are detailed on the fee schedule agreed to by both parties in writing.

          5. Nothing herein shall be construed as prohibiting Service Corporation from providing shareholder services for, or entering into shareholder servicing agreements with, other clients (including other registered investment companies), nor shall anything herein be construed as constituting Service Corporation an agent of the Fund.

          6. To the extent that Service Corporation acts in good faith and without gross negligence or willful misconduct, Service Corporation shall not be responsible for, and the Fund shall indemnify and hold Service Corporation harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of and attributable to all actions of Service Corporation, its directors, officers and employees taken pursuant to this Agreement. Service Corporation shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to the lack of good faith, gross negligence or willful misconduct of Service Corporation, its directors, officers and employees in the performance of Service Corporation's obligations under this Agreement.

          7. This Agreement shall become effective as of the date first above written, and shall remain in full force and effect until terminated. This Agreement may be terminated by either party upon sixty (60) days' written notice to the other. Should the Fund exercise its right to terminate, Service Corporation reserves the right to charge reasonable expenses associated with such termination.

          8. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

          9. This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

          10. This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their officers or directors, as appropriate, hereunto duly authorized all as of the day and year first above written.

THE BRAZIL FUND, INC.



By: /s/ Nicholas Bratt
   -----------------------------
     Nicholas Bratt, President



SCUDDER SERVICE CORPORATION



By: /s/ Daniel Pierce
   -----------------------------
     Daniel Pierce, President

                          SCUDDER SERVICE CORPORATION
                  FEE INFORMATION FOR SERVICES PROVIDED UNDER
                        SHAREHOLDER SERVICING AGREEMENT


SERVICE FEE FOR THE FUND
------------------------

$1,250 per month, for a total annual cost of $15,000

OTHER FEES
----------

$2,571.43 Pro Rata Start-up Costs: Includes the pro rata costs of a one-time charge to add a new "800" number to the existing Megacom service, costs for updating the existing software and script recording, and additional system ports to connect the telephone lines to the audio response system.

Out-of-pocket expenses shall be reimbursed by the Fund to Scudder Service Corporation or paid directly by the Fund. Such expenses shall include but not be limited to:

     Telephone
     Postage, overnight service or similar service
     Stationery and envelopes
     Data circuits
     Lease and maintenance of audio response system
     Recording devices and related materials
     Expenses incurred at the specific direction of the fund

PAYMENT
-------

The above will be billed within the first five (5) business days of each month and will be paid by wire within five (5) business days of receipt.


The Brazil Fund, Inc.                 Scudder Service Corporation


By                                    By
  -----------------------               ----------------------

Dated:  June 16, 1994                 Dated:  June 16, 1994

                                  ATTACHMENT A

                        SHAREHOLDER SERVICING AGREEMENT
                                 LIST OF FUNDS


SCUDDER NEW ASIA FUND, INC.
SCUDDER NEW EUROPE FUND, INC.
THE ARGENTINA FUND, INC.
THE BRAZIL FUND, INC.
THE FIRST IBERIAN FUND, INC.
THE KOREA FUND, INC.
THE LATIN AMERICA DOLLAR INCOME FUND, INC.
SCUDDER WORLD INCOME OPPORTUNITIES FUND, INC.